EXHIBIT 99.1
For More Information, Contact:

John Neale	Laurie Berman/Rob Whetstone
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	investor@pondel.com

QAD ANNOUNCES FISCAL 2011 FOURTH QUARTER
AND FULL-YEAR FINANCIAL RESULTS

SANTA BARBARA, Calif. – March 10, 2011 – QAD Inc. (Nasdaq: QADA, QADB), a leading provider of enterprise software and services for global manufacturing companies, today reported financial results for the fiscal 2011 fourth quarter and year ended January 31, 2011.

Total revenue grew 19% to $62.5 million for the fourth quarter of fiscal 2011, compared with $52.7 million for the fourth quarter of fiscal 2010.  License revenue increased 79% to $12.7 million, versus $7.1 million for the prior year period.  Maintenance and other revenue rose 5% to $33.9 million from $32.4 million for the fiscal 2010 fourth quarter.  Services revenue grew 21% to $15.9 million, compared with $13.1 million for last year’s fiscal fourth quarter.

Net income for the fiscal 2011 fourth quarter grew to $3.1 million, or $0.20 per diluted Class A share and $0.16 per diluted Class B share, from $685,000, or the equivalent of $0.04 per diluted Class A share and $0.04 per diluted Class B share, for the fiscal 2010 fourth quarter.

 “Revenue grew across all of our business lines, most notably in licenses.  This strength in sales, coupled with an ongoing focus on cost management, resulted in a significant bottom line improvement and our most profitable quarter in more than a year,” said Karl Lopker, chief executive officer of QAD.  “During the quarter we benefited from the result of ongoing engagement with our customers.  We are well positioned for growth as our manufacturing customers continue to capitalize on improving economic conditions.”

Gross margin for the fiscal 2011 fourth quarter totaled 60 percent, equal to the fiscal 2010 fourth quarter, although the company’s revenue mix changed slightly between periods.

Total operating expenses were $31.8 million, or 51 percent of total revenue, for the fiscal 2011 fourth quarter, compared with $29.7 million, or 56 percent of total revenue, for the same period last year.

Operating income for the fiscal 2011 fourth quarter equaled $5.5 million, which included $1.1 million in stock compensation expense, compared with $1.9 million, which included $925,000 in stock compensation expense, for the fourth quarter of the prior fiscal year.

For the full year ended January 31, 2011, total revenue was $220.0 million, compared with $215.2 million for fiscal 2010.  Net income for fiscal 2011 was $3.9 million, or $0.25 per diluted Class A share and $0.21 per diluted Class B share, versus $1.3 million, or the equivalent of $0.09 per diluted Class A share and $0.07 per diluted Class B share, for fiscal 2010.

QAD’s cash and equivalents balance grew to $67.3 million at January 31, 2011 from $44.7 million at the same time last year.  Cash provided by operations was $10.2 million for the fourth quarter of fiscal 2011, versus $2.1 million for the fourth quarter of fiscal 2010.  Cash provided by operations for fiscal 2011 was $26.3 million, compared with $17.7 million last year.

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QAD Inc.
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Fiscal 2011 Fourth Quarter Highlights:
•	Received orders from 37 customers representing more than $500,000 each in combined license, support and services billings, including 14 orders in excess of $1.0 million;
•
Received license orders from companies across QAD’s six vertical markets, including, among others:  Adium Pharma S.A., Argon Medical Devices, Dakota Growers Corporation, Eaton Corporation, Fujikura Electronics, General Mills India Pvt Ltd,  Scotts International and Visteon Corporation;

•	Cited as a pioneer by Aberdeen Group in delivering a complete Enterprise Resource Planning solution in a Software as a Service (SaaS) delivery model;
•
Received recognition at the 2010 Automotive Industry Action Group Outstanding Achievement Awards for the company’s senior director of automotive for contributions in helping advance global industry standards;

•	Opened registration for Explore 2011 Customer Conference in San Antonio, Texas; and
•
Completed recapitalization plan to increase financial flexibility for the company and its shareholders.  As a result of the recapitalization, QAD reclassified each whole share of its common stock as one-tenth of a new share of Class B common stock (QADB), and each share of Class B common stock was paid a dividend of four shares of Class A common (QADA). As of January 31, 2011, we had 12,780,000 Class A shares and 3,182,000 Class B shares outstanding.

Calculation of Earnings Per Share
As a result of the recapitalization, beginning this quarter, our EPS is being reported based on the new share structure, and will include a calculation for both the Class A and Class B shares.  Since Class A shares have rights to 120% of dividends paid on Class B shares, net income is now apportioned so that earnings per share attributable to a Class A share are 120% of earnings per share attributable to a Class B share.  For comparison purposes, prior period earnings per share calculations have been effected so as to incorporate the new capital structure.  Full details of the recapitalization can be found in the related documents we have filed with the SEC and on our website.

Business Outlook
For the first quarter of fiscal 2012, QAD expects total revenue of approximately $56 million and earnings per diluted share of approximately $0.08 per diluted Class A share and $0.07 per diluted Class B share.

Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2011 fourth quarter and year-end.  The conference call will be webcast live and is accessible through the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year.  Interested parties may participate in the call by dialing 800-553-0351.  A replay of the call will be accessible through March 17 by dialing 800-475-6701, access code 188713.

About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer products, electronics, food and beverage, industrial and life science products.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  For more information about QAD, telephone +1 805-566-6000, or visit the QAD web site at www.qad.com.

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QAD Inc.
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"QAD" is a registered trademark of QAD Inc.  All other products or company names herein may be trademarks of their respective owners.

This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company's software products and products that operate with the company's products; the company's ability to sustain license and service demand; the company's ability to leverage changes in technology; the company's ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company's products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter's results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company's Annual Report on Form 10-K for fiscal 2010 ended January 31, 2010.

-- Financial Tables Follow –

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QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)
	Three Months Ended January 31,		Twelve Months Ended January 31,
	2011	2010	2011	2010
Revenue:
License fees	$12,727	$7,134	$32,446	$28,452
Maintenance and other	33,856	32,410	131,162	131,142
Services	15,874	13,139	56,404	55,637
Total revenue	62,457	52,683	220,012	215,231
Cost of revenue:
Cost of license fees	1,747	1,590	5,699	6,941
Cost of maintenance, service and other revenue	23,424	19,507	86,533	84,686
Total cost of revenue	25,171	21,097	92,232	91,627
Gross profit	37,286	31,586	127,780	123,604
Operating expenses:
Sales and marketing	15,493	13,248	54,206	51,979
Research and development	8,295	8,954	34,575	37,303
General and administrative	8,024	7,477	30,637	30,969
Amortization of intangibles from acquisitions	14	14	55	482
Total operating expenses	31,826	29,693	119,473	120,733
Operating income	5,460	1,893	8,307	2,871
Other (income) expense:
Interest income	(131)	(130)	(515)	(570)
Interest expense	324	325	1,248	1,273
Other (income) expense, net	287	320	304	(289)
Total other (income) expense	480	515	1,037	414
Income before income taxes	4,980	1,378	7,270	2,457
Income tax expense	1,854	693	3,376	1,108
Net income	$3,126	$685	$3,894	$1,349

Diluted Net Income per Share
Class A	$0.20	$0.04	$0.25	$0.09
Class B	$0.16	$0.04	$0.21	$0.07

Diluted Weighted Shares
Class A	13,155	13,181	13,050	12,907
Class B	3,286	3,295	3,262	3,227

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	January 31,	January 31,
	2011	2010
Assets
Current assets:
Cash and equivalents	$67,276	$44,678
Accounts receivable, net	65,620	61,089
Deferred tax assets, net	3,954	3,548
Other current assets	14,270	13,680
Total current assets	151,120	122,995

Property and equipment, net	33,795	37,219
Capitalized software costs, net	841	2,446
Goodwill	6,457	6,348
Long-term deferred tax assets, net	19,869	19,411
Other assets, net	2,518	2,755

Total assets	$214,600	$191,174

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$304	$285
Accounts payable and other current liabilities	41,217	32,787
Deferred revenue	94,453	85,745
Total current liabilities	135,974	118,817

Long-term debt	16,138	16,443
Other liabilities	5,214	6,363

Stockholders' equity:
Common stock	18	18
Additional paid-in capital	146,898	143,138
Treasury stock	(28,070)	(32,275)
Accumulated deficit	(53,255)	(52,480)
Accumulated other comprehensive loss	(8,317)	(8,850)
Total stockholders' equity	57,274	49,551

Total liabilities and stockholders' equity	$214,600	$191,174

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twelve Months Ended
	January 31,
	2011	2010

Net cash provided by operating activities	$26,260	$17,696

Cash flows from investing activities:
Purchase of property and equipment	(1,432)	(963)
Capitalized software costs	(484)	(426)
Other, net	(6)	32
Net cash used in investing activities	(1,922)	(1,357)

Cash flows from financing activities:
Repayments of debt	(286)	(255)
Proceeds from issuance of common stock	439	272
Tax payments related to net share settlements of restricted stock	(464)	(175)
Excess tax benefits from share-based payment arrangements	26	-
Changes in book overdraft	-	(2,476)
Dividends paid in cash	(2,204)	(1,873)
Net cash used in financing activities	(2,489)	(4,507)

Effect of exchange rates on cash and equivalents	749	1,379
Net increase in cash and equivalents	22,598	13,211
Cash and equivalents at beginning of period	44,678	31,467
Cash and equivalents at end of period	$67,276	$44,678